Exhibit 10.1
EMPLOYMENT AGREEMENT
FOR
J. DANIEL SIZEMORE
     This Agreement is entered into this 14th day of September, 2006, by and among Park National Corporation (hereinafter referred to as “Park”); Vision Bank, an Alabama banking corporation (the “Alabama Bank”); Vision Bank, a Florida banking corporation (the “Florida Bank”) (hereinafter the Alabama Bank and the Florida Bank shall be referred to collectively either as the “Employer” or the “Banks”) and J. Daniel Sizemore (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive currently serves as the Chairman, Chief Executive Officer and President of Vision Bancshares, Inc. (“Vision Bancshares”) and the Chairman and Chief Executive Officer of the Banks pursuant to an employment agreement dated as of December 28, 2005 (the “Vision Agreement”); and
     WHEREAS, Vision Bancshares and Park propose to enter into a Merger Agreement dated as of the same date hereof (the “Merger Agreement”) providing for the merger of Vision Bancshares with and into Park (the “Merger”); and
     WHEREAS, the parties hereto desire to continue the Executive’s employment relationship with the Banks after the Effective Time (as defined in the Merger Agreement) of the Merger as further specified herein.
     NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, Park, the Employer and the Executive hereby mutually agree as follows:
     1. Employment and Duties. The Employer hereby employs the Executive and the Executive hereby accepts employment with the Employer upon the terms and conditions hereinafter set forth. The Executive will serve the Employer as its Chairman and Chief Executive Officer. In such capacity, the Executive will report directly to the Board of Directors of Park (hereinafter referred to as the “Board”) and have all powers, duties, and obligations as are normally associated with such positions. During the term of this Agreement, at each annual meeting of the shareholders of Park and the Banks, the Executive shall be nominated to serve as a director of Park and nominated and elected to serve as a director and Chairman of the Banks. The Executive will further perform such other duties and hold such other positions related to the business of the Employer as may from time to time be reasonably requested of him by the Board. The Executive will devote all of his skills, time, and attention solely and exclusively to said positions and in furtherance of the business and interests of the Employer and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board (which consent will not be unreasonably withheld or delayed); provided, however, that the Executive will not be precluded from spending a reasonable amount of time managing his personal investments or participating in community, civic, charitable or similar activities so long as such activities do not unreasonably interfere with his responsibilities hereunder.

     2. Term of Employment. This Agreement will be effective on the Effective Time and the term of employment under this Agreement will begin, or be deemed to have begun, on the Effective Time (the “Effective Date”). This Agreement shall automatically renew and the term shall be extended for one additional day on each day after the Effective Date so that the term of this Agreement will always be three (3) years, unless the Employer gives the Executive three (3) years advance notice in writing that the Agreement will not be extended or the Agreement is terminated as provided in Section 5.
     3. Compensation.
          a. Salary. The Executive will receive an initial annual base salary of Three Hundred Thousand Dollars ($300,000) which may be increased, but not decreased without the Executive’s written consent, by the Board during the term of this Agreement. In the event that the Board increases the Executive’s initial base salary, the amount of the initial base salary, together with any increase(s) will be his base salary (hereinafter referred to as the “Base Salary”). The Base Salary will be payable in accordance with the Employer’s regular payroll payment practices.
          b. Bonus. Each year during the term of this Agreement, the Executive may earn and receive a cash bonus in an amount up to sixty-five percent (65%) of his Base Salary, depending upon the performance of the Banks and the satisfaction of his personal performance goals, which shall be set from time to time by the Compensation Committee of the Board (hereinafter referred to as the “Committee”). All bonus payments to be made pursuant to this Section 3(b) will be made to the Executive in cash no later than the 15th day of the third calendar month following the fiscal year of the Employer for which such bonus is payable.
          c. Equity Compensation. The Executive shall receive equity awards in the amounts and on the terms as determined from time to time by the Committee.
          d. Compensation for Special Services. In consideration of the Executive’s willingness to (i) enter into this Agreement, (ii) apply his experience, skills and knowledge in continued employment with the Employer, and (iii) terminate the Vision Agreement, Park will pay or cause to be paid to the Executive $900,000.00 on the Effective Time. The Executive, in consideration of the foregoing payments, hereby waives and releases all rights, benefits and payments specified in the Vision Agreement. The Executive acknowledges that he is entitled to no past, present or future benefit that may be contained in the Vision Agreement. As of the Effective Time, this Agreement shall supersede and replace the Vision Agreement and the Vision Agreement shall be null and void in all respects.
          e. Salary Continuation Agreements. The Employer shall continue the Salary Continuation Agreements entered into between the Alabama Bank and the Executive and the Florida Bank and the Executive on July 14, 2004 and as amended on June 26, 2006.
     4. Fringe Benefits and Expenses.
          a. Fringe Benefits. The Employer will provide the Executive with all disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, vacation, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed senior executives of the Employer. Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination. In addition to the general fringe benefits to be provided hereunder, the Executive shall be entitled to the following specific fringe benefits:
               i. The Executive shall receive Employer-provided term life insurance equal to three (3) times his Base Salary, plus group term life insurance policies on his dependents in commercially reasonable amounts (subject to the insurability of such dependents);
               ii. The Executive and his dependents shall be covered under the Employer’s group health insurance plan with the entire monthly premium for such coverage to be paid by the Employer;
               iii. The Executive shall receive a monthly car allowance equal to Seven Hundred Fifty Dollars ($750), plus mileage at the current Internal Revenue Service allowed reimbursement rate; and
               iv. The Employer shall pay all fees for any country or social club which the Executive joins (or in which he is currently a member on the Effective Date) at the request of the Employer.
          b. Expenses. The Employer shall reimburse the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred by the Executive in connection with the performance of his business activities under this Agreement, in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives.
     5. Termination of Employment.
          a. Death of Executive. The Executive’s employment hereunder will terminate upon his death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to his death) will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

     In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described in this subparagraph will be paid to the Executive’s estate.
          b. Disability. The Executive’s employment hereunder may be terminated by the Employer in the event of his Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. During any period that the Executive fails to perform his duties hereunder as a result of a Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this subparagraph; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary. In the event that the Employer elects to terminate the Executive’s employment pursuant to this subparagraph, the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
          c. Termination of Employment for Cause. The Employer may terminate the Executive’s employment at any time for “Cause” if such Cause is determined by the Board. For purposes of this Agreement, the term “Cause” shall mean:
               i. the Executive’s willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Executive’s obligations contained herein;
               ii. any intentional material misstatement or material omission by the Executive to the Board, the boards of directors of the Banks, or any member or committee thereof, respectively, with respect to the business, financial condition, or results of operations of the Banks;
               iii. the intentional failure of the Executive to follow the reasonable instructions or the policies of the Board, the boards of directors of the Banks, or any member or committee thereof, respectively;
               iv. the Executive’s conviction, admission or confession of any felony; or

               v. the intentional violation by the Executive of applicable state and federal banking regulations, rules and other statutes.
     In the event that the Employer terminates the Executive’s employment for Cause, the Executive will be entitled to the following payments and benefits:
                    A. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
                    B. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
          d. Termination Without Cause. The Employer may terminate the Executive’s employment for any reason upon thirty (30) days’ prior written notice to the Executive. If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subparagraphs a, b or c of this Section 5, subject to the Executive’s compliance with Sections 8 and 9 of this Agreement, the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment;
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;
               iii. continuation of the Executive’s Base Salary as in effect immediately prior to the date of his termination of employment for a period of three (3) years; provided, that these payments will be made in separate, equal payments no less frequently than monthly over such period; and
               iv. the Employer shall continue to provide medical, dental, life insurance and other welfare benefits (the “Welfare Benefits”) to the Executive, his spouse and his eligible dependents for a period of three (3) years following the date of termination of the Executive’s employment on the same basis and at the same cost as such benefits were provided to the Executive immediately prior to his date of termination; provided that if the terms of the plans governing such Welfare Benefits do not permit such coverage, the Employer will provide such Welfare Benefits to the Executive with the same after tax effect. Notwithstanding the foregoing, the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 5(d)(iv) shall be reduced or eliminated to the extent the Executive becomes eligible to receive comparable Welfare Benefits at substantially similar costs from another employer.

          e. Voluntary Termination by Executive. The Executive may resign and terminate his employment with the Employer for any reason whatsoever upon not less than thirty (30) days’ prior written notice to the Employer. In the event that the Executive terminates his employment voluntarily pursuant to this Section 5(e), the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
          f. Good Reason Termination. The Executive may resign and terminate his employment with the Employer for “Good Reason” upon not less than thirty (30) days’ prior written notice to the Employer. For purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment with the Employer if any of the following events occurs (provided the Employer does not cure such event with ten (10) days following its receipt of notice of termination of employment from the Executive) and written notice is given by the Executive to the Employer within sixty (60) days of the occurrence of the event:
               (i) the reduction of the Executive’s Base Salary or levels of benefits or supplemental compensation without compensation therefore;
               (ii) a relocation of the Executive’s principal place of employment to a location outside a 25-mile radius from the Executive’s principal place of employment or a material increase in the amount of travel normally required of the Executive in connection with his employment without the Executive’s prior written consent; or
               (iii) a material and adverse change in the Executive’s position with the Employer or failure to provide authority, responsibilities and reporting relationships consistent with the Executive’s position; provided, however, that the parties agree that any change between the Executive’s position, authority, responsibilities and reporting relationships immediately prior to the Effective Time and his position, authority, responsibilities and reporting relationships as of the Effective Date shall not constitute Good Reason under this Section 5(f); and, provided further, that it will not be a material and adverse change in the Executive’s position if, in connection with a Change in Control (as defined in Section 6), the Executive’s position, responsibilities and reporting relationships are changed to account for the effect of the Change in Control but are otherwise consistent with the Executive’s position immediately before the Change in Control.
     In the event that the Executive terminates his employment for Good Reason pursuant to this Section 5(f), subject to the Executive’s compliance with Sections 8 and 9 of this Agreement, the Executive will be entitled to the following payments and benefits:

                    A. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment;
                    B. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;
                    C. continuation of the Executive’s Base Salary as in effect immediately prior to the date of his termination (or the Base Salary as in effect immediately prior to the date of any reduction described in Section 5(f)(i), whichever is higher) of employment for a period of three (3) years; provided, that these payments will be made in separate, equal payments no less frequently than monthly over such period; and
                    D. the Employer shall continue to provide the Welfare Benefits to the Executive, his spouse and his eligible dependents for a period of three (3) years following the date of termination of the Executive’s employment on the same basis and at the same cost as such benefits were provided to the Executive immediately prior to his date of termination; provided that if the terms of the plans governing such Welfare Benefits do not permit such coverage, the Employer will provide such Welfare Benefits to the Executive with the same after tax effect. Notwithstanding the foregoing, the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 5(f)(D) shall be reduced or eliminated to the extent the Executive becomes eligible to receive comparable Welfare Benefits at substantially similar costs from another employer.
          g. Failure to Extend Term of Agreement. If the Employer notifies the Executive that the Employer will not extend the term of this Agreement under the provisions of Section 2 hereof, the Executive’s employment under this Agreement will terminate at the end of such term and the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
     6. Change In Control.
          a. Occurrence of Change in Control. In the event that during the term of this Agreement, a Change in Control [as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder] occurs and, within thirty-six (36) months following such Change in Control, the Executive’s employment is terminated by the Employer or its successor for any reason other than the reasons set forth in subparagraphs a, b or c of Section 5 or is terminated by the Executive under subparagraph f of Section 5, then in lieu of any other provision of Section 5 of this Agreement, subject to the Executive’s compliance with Sections 8 and 9 of this Agreement, the Employer or its successor will pay to the Executive the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused, (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment;
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;
               iii. a single lump sum payment, payable on the tenth (10th) business day following the date of termination of employment, equal to three (3) times the total Base Salary and cash bonus paid or payable to the Executive with respect to the most recently completed fiscal year of the Employer; and
               iv. the Employer or its successor shall continue to provide the Welfare Benefits to the Executive, his spouse and his eligible dependents for a period of three (3) years following the date of termination of the Executive’s employment on the same basis and at the same cost as such benefits were provided to the Executive immediately prior to his date of termination; provided that if the terms of the plans governing such Welfare Benefits do not permit such coverage, the Employer or its successor will provide such Welfare Benefits to the Executive with the same after tax effect.
          b. Treatment of Taxes. If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Employer, constitute “excess parachute payments” as defined in Section 280G(b) of the Code, the Employer or its successor will reduce the Executive’s benefits under this Agreement and/or the other plans and programs maintained by the Employer (in a manner to be mutually agreed upon between the Employer or its successor and the Executive) so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Agreement and all other plans and programs will be One Dollar ($1) less than the amount that would be an “excess parachute payment.” Treatment of taxes under this Section 6(b) will be made at the time and in the manner mutually agreed to by the parties to this Agreement. In addition, in the event of any subsequent inquiries regarding the treatment of tax payments under this Section 6, the parties will agree to the procedures to be followed in order to deal with such inquiries. Notwithstanding any provision contained herein, except as provided in Section 19, this Section 6(b) shall not apply to any payments or benefits provided to the Executive pursuant to Section 3(d) or to any other payment or benefit provided to the Executive as a result of the Merger.
     7. Nonexclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.
     8. Noncompetition Covenant. The Executive agrees that, during the term of this Agreement and for a period of three (3) years thereafter following his termination of employment [one (1) year in the event that the Executive’s employment is terminated pursuant to the provisions of Section 6 hereof], he shall not:
          a. own greater than a 5% equity interest in any class of stock of, or manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected in any manner with, any bank holding company or any depository institution located within a 50-mile radius of Gulf Shores, Alabama or Panama City, Florida which is competitive with the business of Park or the Banks;
          b. solicit or induce any employee of the Banks or Park to terminate such employment or to become employees of any other person or entity;
          c. solicit any customer, supplier, contractual party of Park or the Banks or any other person with whom each of them has business relations to cease doing business with Park or the Banks; or
          d. in any way interfere with the relationship of the Banks or Park and any of their respective employees, customers, suppliers, contractual parties or any other person with whom each of them has business relations.
     In the event of a breach by the Executive of any covenant set forth in this Section 8, the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.
     The restrictions on competition provided herein shall supersede any restrictions on competition contained in any other agreement between the Employer and the Executive and may be enforced by Park, the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Section 8 constitute an essential element of this Agreement, without which neither Park nor the Employer would have entered into this Agreement. Notwithstanding any other remedy available to Park or the Employer at law or at equity, the parties hereto agree that Park, the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 8.
     If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     9. Confidential Information. The Executive will hold in a fiduciary capacity, for the benefit of Park and the Employer, all secret or confidential information, knowledge, and data relating to Park and the Employer, that shall have been obtained by the Executive during his employment with the Employer and that is not public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). During and after termination of the Executive’s employment with the Employer, the Executive will not, without the prior written consent of the Board, communicate or divulge any such information, knowledge, or data to anyone other than Park or the Employer or those designated by them, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only with prior notice to the Board.
     The restrictions imposed on the release of information described in this Section 9 may be enforced by Park or the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction and/or an action for damages. The provisions of this Section 9 constitute an essential element of this Agreement, without which neither Park nor the Employer would have entered into this Agreement. Notwithstanding any other remedy available to Park or the Employer at law or at equity, the parties hereto agree that Park, the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 9.
     If the scope of any restriction contained in this Section 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     10. Intellectual Property. The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of either the Employer’s business or Park’s business, or which utilized Employer materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer’s sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit. Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published.
     11. Assignment and Survivorship of Benefits. The rights and obligations of Park and the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of Park and the Employer. If the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, then the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.
     12. Notices. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail,

postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to Park:	Park National Corporation 50 North Third Street P. O. Box 3500 Newark, Ohio 43058 Attention:

If to the Employer:	2200 Stanford Road Panama City, Florida 36542 Attention:

If to the Executive:	J. Daniel Sizemore At the last address on file with the Employer
     13. Indemnification. The Executive shall be indemnified by the Employer to the extent provided in the case of officers under the Employer’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law. The Employer shall use commercially reasonable efforts to continue its Director and Officer Liability Insurance (“DOL Insurance”) under substantially similar terms and in substantially similar amounts as in existence prior to the termination of employment. The DOL Insurance shall be maintained for at least five (5) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.
     14. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Employer may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.
     15. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Sections 8, 9 and 10, will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.
     All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, will be paid by the Employer, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

     In the event that the Employer refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Park National Bank, and in effect as of the date the payment was first due.
     16. Section 409A Application. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Employer agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive. To the extent that any payments to be provided to the Executive under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then any such payments shall instead be transferred to a rabbi trust (which shall be created by the Employer or its successor, on terms reasonably acceptable to the Executive, as soon as administratively feasible following the occurrence of an event giving rise to the Executive’s right to such payment) and such amounts (together with earnings thereon in accordance with the terms of the trust agreement) shall be transferred from the trust to the Executive upon the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) any other date permitted under Section 409A of the Code. To the extent that any of the non-cash benefits provided to the Executive under this Agreement, including but not limited to the Welfare Benefits, result in the deferral of compensation under Section 409A of the Code and if the Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then the Employer or its successor shall, instead of providing such benefits to the Executive as set forth hereinabove, delay the proviso of such benefits until the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) such other date permitted under Section 409A of the Code; provided, however, on such date the Employer shall be required to pay to the Executive in one lump sum an amount equal to the after-tax costs of the benefits for the period during which the provision of the benefits was delayed as a result of the application of Code Section 409A.
     17. Governing Law/Captions/Severance. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this Section 17, the failure of any party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.
     18. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. However, by signing this Agreement, the Executive agrees without any further consideration, to consent to any amendment necessary to avoid penalties under Section 409A of the Code;

provided that such amendment does not have a material adverse economic effect on the Executive.
     19. Make Whole Payments. If (a) on or before December 29, 2006, the Executive has made a good faith effort to exercise the number (as directed by Park in writing on or before November 1, 2006) of nonqualified stock options held by him to purchase shares of Vision Bancshares, which have an aggregate difference or “spread” between the exercise price and the then fair market value of the underlying shares of up to $1,100,000; and (b) the payments provided to the Executive pursuant to Section 3(d) of this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Banks or Vision Bancshares whether under this Agreement or otherwise and combined with any other payment or benefit provided to Executive as a result of the Merger (the “Payments”), are subject to any tax under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), then the Employer shall pay to the Executive an additional amount (the “Make Whole Amount”). The Make Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). The time and manner of calculating any Make Whole Amount, as well as, the procedure for making any tax payments or the treatment of any inquiries by taxing authorities will be determined by mutual agreement of the parties. In the event that the Executive fails to satisfy the requirements of clause (a) of this Section 19, at the election of the Executive, either all Payments will be subject to the provisions of Section 6(b) of this Agreement instead of the provisions of this Section 19, or all Payments will be made to the Executive and he will be responsible for the payment of all taxes on such Payments, including any Excise Tax.
(Signature Page Follows)

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PARK NATIONAL CORPORATION
By:	/s/ C. Daniel DeLawder

Its:	Chairman and CEO

THE BANKS VISION BANK, an Alabama banking corporation
By:	/s/ William E. Blackmon

Its:	CFO

VISION BANK, a Florida banking corporation
By:	/s/ Joey W. Ginn

Its:	President

EXECUTIVE
/s/ J. Daniel Sizemore
J. Daniel Sizemore